UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): July 15, 2008
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors Certain Officers; Election of Directors; Appointment Of Certain Officers; Compensatory Arrangements of Certain Officers
     At its meeting on July 15, 2008, the Board of Directors of Mercantile Bancorp, Inc. (the “Company”), upon recommendation of its Compensation Committee, approved increased percentages of salary for purposes of calculating cash incentive payments to certain executive officers under the Company’s Incentive Compensation Plan, which is the Company’s short-term incentive compensation component. Specifically, the changes are as follows: Ted T. Awerkamp from 40% to 70% of his salary, Michael P. McGrath from 25% to 40% of his salary, and Daniel J. Cook from 25% to 40% of his salary. The Employment Agreements for Messrs. Awerkamp, McGrath and Cook will be amended to reflect the increased percentages. Actual payments under the plan are contingent upon the Company’s financial performance satisfying certain predetermined thresholds and targets.
     At the meeting, the Board of Directors also approved, upon recommendation of the Compensation Committee, amending the Salary Continuation Agreement of Mr. Awerkamp to reduce the vesting age to age 50 from age 55 for an involuntary termination without cause, including disability, and for a change in control termination. If Mr. Awerkamp terminates voluntarily before the age of 55, the vesting age would remain at age 55.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President and Chief Executive Officer

Date: July 21, 2008

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